TERRA ENERGY RESOURCES, LTD.

60 Knolls Crescent, Suite 9M

Bronx, NY 10463

(973) 768-4181

September 19, 2008

Joseph Fotti

Senior Assistant Chief Accountant

United States Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

RE:

Terra Energy Resources, Ltd. Formerly Terra Media, Ltd.

  (“Company”)

Form 10-K and Form 10-K/A for the fiscal year ended December 31,

    2007

File No. 000-52543

Dear Mr. Fotti:

Pursuant to your request, please note that the Company acknowledges the following:

1)

The Company is responsible for the adequacy and accuracy of the disclosure in the Form 10-K and amendments thereto and any other filings;

2)

Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

3)

The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal; securities laws of the United States.

Sincerely,

s/Thomas P. Monahan

Thomas P. Monahan

President